Exhibit 99.1

FIRST COMMUNITY FINANCIAL CORPORATION

DIVIDEND REINVESTMENT PLAN

Effective January 8, 2008

1. PURPOSE OF THE PLAN

The purpose of this Dividend Reinvestment Plan is to provide the shareholders of First Community Financial Corporation, with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of the common stock of First Community Financial Corporation.

2. DEFINITIONS

For purposes of the Plan, the following words or phrases shall have the meanings assigned to them below:

(a) “Authorization Form” shall mean the Form or other document designated by the Plan Agent as the required evidence of a shareholder’s election to participate in the Plan.

(b) “Company” shall mean First Community Financial Corporation

(c) “Fair market value” shall mean the value of the Stock determined by the Company as follows:

(i) In the event that the Stock is listed on an established stock exchange or the NASDAQ National Market®, or quoted on the OTC Bulletin Board, the fair market value per share shall be the average closing bid and asked quotations of the Stock on the applicable date, as reported by no less than two (2) brokerage firms to be selected by the Company which are then making a market in the stock.

(ii) In the event that the Stock is not listed on an established stock exchange or the NASDAQ National Market® and is not quoted on the OTC Bulletin Board, then the fair market value per share shall be determined in good faith by the Company. In exercising its discretion to determine the price, the Company may, but is not limited to, consider some or all of the following factors:

•	the last sales price;

•	average last sale prices and/or weighted average sale prices over some period of time selected by the board of directors;

•	multiples of earnings or book value based on a peer group selected by the board of directors; or

•	any combination of the foregoing.

(d) “Investment Dates” shall mean the dividend payment dates of the Company, which typically fall in March, June, September and December of each year.

(e) “Participant” shall mean a shareholder of the Company who has elected to participate in the Plan by delivering an executed Authorization Form to the Plan Agent.

(f) “Plan” shall mean this Dividend Reinvestment Plan.

(g) “Plan Agent” shall mean First Community Financial Corporation or any successor Plan Agent as may from time to time be appointed by the Company.

(h) “Plan Shares” shall mean shares of Stock that have been purchased by a Participant under the Plan and which are being held by the Plan Agent in a custodial account as agent for such Participant.

(i) “Stock” shall mean the $5.00 par value common stock of the Company.

3. ADMINISTRATION

The Plan shall be administered by the Plan Agent. All Plan Shares will be registered in the name of the Plan Agent (or its nominee), as agent for the Participants and will be credited to the accounts of the respective Participants.

4. PARTICIPATION

All holders of record of twenty-five (25) or more shares of Stock of the Company are eligible to participate in the Plan. A beneficial owner whose shares are registered in a name other than his own must become a shareholder of record by having at least twenty-five (25) shares of the Stock transferred into his own name in order to participate in the Plan.

In the event that a Participant ceases to own of record at least twenty-five (25) shares of Stock, the Company will automatically terminate such Participant’s participation in the Plan, in which case such Participant shall be treated as though a notice to withdraw from the Plan had been received pursuant to Section 13 of the Plan on the effective date of such termination.

An otherwise eligible shareholder of record may participate in the Plan only if shares of Stock may lawfully be offered and sold under the Plan to residents of the state in which that shareholder resides. The Company shall use its reasonable best efforts to take all steps necessary to permit shares to be legally offered and sold under the Plan in all states in which shareholders wishing to participate in the Plan reside; provided, however, that the Company shall not be required to take such steps in any state if it determines in its sole discretion and in light of the number of shareholders residing in that state who wish to participate in the Plan, that to do so would be burdensome or impractical for reasons of cost or otherwise.

5. ENROLLMENT

An eligible shareholder of record may enroll in the Plan at any time by completing and signing an Authorization Form and returning it to the Plan Agent. If an Authorization Form requesting reinvestment of dividends is received by the Plan Agent at least five (5) days prior to the record date established for a particular dividend, reinvestment will commence with that dividend. If an Authorization Form is not received from a shareholder at least five (5) days prior to the record date established for a particular dividend, the reinvestment of dividends will begin on the Investment Date following the next record date if the shareholder is still a holder of record. A shareholder who enrolls in the Plan may elect to reinvest the dividends payable on all or part of the shares of Stock held of record by him, so long as no less than twenty-five (25) shares are enrolled into the Plan.

6. VOLUNTARY CASH CONTRIBUTIONS

A Participant may make voluntary cash contributions to the Plan of not less than $100.00 per quarter nor more than $5,000.00 per quarter. The same amount need not be invested in each quarter. A Participant is under no obligation to make any voluntary cash contribution.

A voluntary cash contribution shall be made by forwarding a check or money order, payable to the Plan Agent, with a completed Authorization Form when enrolling, or thereafter, with written acknowledgment that the check or money order is being sent as part of the Plan’s voluntary cash contribution option. The Plan Agent will apply each voluntary cash contribution received from a Participant five (5) days before an Investment Date to the purchase of Stock for the account of that Participant on such Investment Date. The Plan Agent will return any cash contribution made by check or money order that is received later than five (5) days before the Investment Date.

If the Participant also has a deposit account with the First National Bank of Mifflintown, the Participant may make a voluntary cash contribution through an automatic debit of the Participant’s deposit account. The Plan Agent will apply each voluntary cash contribution received from a Participant through such a debit transaction one (1) day before an Investment Date to the purchase of Stock for the account of that Participant on such Investment Date. In order for a Participant to utilize this option, it must properly enroll in accordance with Section 5 of the Plan.

A voluntary cash contribution will not be deemed to have been made by a Participant or received by the Plan Agent until the funds so contributed are actually collected. Voluntary cash contributions will be returned to a Participant upon written request to the Plan Agent, provided that the request is received no later than five (5) days prior to the next scheduled Investment Date. Interest will not be paid on voluntary cash contributions and voluntary cash contributions made more than thirty (30) days prior to the next Investment Date will be returned.

7. PURCHASES

On each Investment Date, the Company will pay to the Plan Agent the total amount of dividends payable on each Participant’s shares of Stock (including Plan Shares) and, except as otherwise directed by the Company, the Plan Agent shall use that amount, in addition to the Participant’s voluntary cash contributions, if any, to purchase shares of Stock from the Company for the account of the Participant. The price of the shares purchased from the Company shall be the fair market value of the shares as of the Investment Date. No shares will be sold at less than par value.

The Company reserves the right at any time to direct the purchase of shares in the open market. Open market purchases will be made on or as soon as possible after the applicable Investment Date, but not more than thirty (30) days after such date. The purchase price to a Participant of shares purchased in the open market will be the cost to the Plan Agent of such purchases. In the event that any shares are purchased in the open market, no shares will be allocated to a Participant’s account until the date on which the Plan Agent has purchased sufficient shares from the Company and in the open market to cover the quarterly purchases for all Participants in the Plan. In such event, the purchase price per share to all Participants will be based upon the weighted averages of the prices of all shares purchased from the Company and in the open market.

Each Participant’s account will be credited with the number of whole and fractional shares (calculated to three (3) decimal places) equal to the amount to be invested divided by the applicable purchase price.

8. DIVIDENDS

As record holder of the Plan Shares held in Participants’ accounts under the Plan, the Plan Agent will receive dividends on all Plan Shares held on each dividend record date, will credit such dividends to Participants’ accounts on the basis of whole or fractional shares held in each account and will automatically reinvest these dividends in the Stock of the Company.

9. COSTS

No brokerage fees will be charged to Participants in connection with the purchase of Stock from the Company. Participants will be charged the actual cost of all shares purchased in the open market. All decisions whether to purchase shares from the Company or in the open market will be made by the Company. All other costs of administration of the Plan will be borne by the Company; provided, however, that the Company may in its discretion and with prior written notice to each Participant require the payment of a service fee in connection with any Plan transaction (including, without limitation, the reinvestment of dividends, the investment of voluntary cash contributions, the issuance of a stock certificate and the sale of Plan shares). The Company may in its discretion, at any time and from time to time, and with prior written notice to each Participant modify the fees which it charges in connection with Plan transactions.

10. REPORTS TO PARTICIPANTS

As soon as practicable after completion of each investment on behalf of a Participant, the Plan Agent will mail to such Participant a statement showing (i) the amount of the dividend and the voluntary cash contribution, if any, applied toward such investment, (ii) the taxes withheld, if any, (iii) the net amount invested, (iv) the number of shares purchased, (v) the average cost per share, and (vi) the total shares accumulated under the Plan, computed to three decimal places. Each Participant will receive annually Internal Revenue Service Form 1099 reporting dividend income received.

11. VOTING OF SHARES

Plan Shares held for a Participant’s account under the Plan will be voted in accordance with the instructions of such Participant given on any proxy duly executed by such Participant and timely delivered to the Company with respect to such shares. Plan Shares held for the account of a Participant who does not return a proxy or returns it not properly signed will not be voted, unless such Participant elects to vote such shares in person at the meeting. If a Participant returns a proxy card that is properly signed without instructions as to any item thereon, all of the participant’s whole shares will be voted in accordance with the recommendations of the Company’s board of directors.

(a) CERTIFICATES FOR SHARES

All Plan Shares will be registered in the name of the Plan Agent or its nominee, as agent for the Participants. Certificates for Plan Shares will not be issued to a Participant unless requested in writing. The Plan Agent will issue to a Participant a certificate for the requested number of whole Plan Shares within five (5) days after the date on which such Participant’s request is received. Any remaining whole or fractional Plan Shares will continue to be held by the Plan Agent as the agent for the Participant. Certificates for fractional shares will not be issued under any circumstances.

A Participant may deposit free of charge with the Plan Agent for safekeeping one or more certificates for shares of Stock registered in the Participant’s name, which shares shall upon receipt be registered in the name of the Plan Agent or its nominee and credited to the Participant’s account under the Plan.

12. WITHDRAWALS

Participation in the Plan may be terminated by a Participant at any time by giving written notice to the Plan Agent. Within five (5) days after the date on which such notice is received by the Plan Agent (the “Termination Date”), the Plan Agent will issue to the participant: (i) a certificate for all whole Plan Shares held under the Plan, (ii) a check representing any uninvested dividends and voluntary cash contributions, and (iii) a check in lieu of the issuance of a fractional share, equal to the fractional Plan Share multiplied by the fair market value per share of the Stock as of the most recent Investment Date.

Participants may not sell Plan Shares through the Plan Agent. Participants wishing to sell any shares must either withdraw the shares to be sold from the plan, or terminate their participation in the plan.

13. STOCK DIVIDENDS; STOCK SPLITS; RIGHTS OFFERINGS

Any stock dividends or split shares distributed by the Company on the Plan Shares of a Participant will be credited to such Participant’s account with the Plan Agent as additional Plan Shares.

In the event of a rights offering by the Company, the Plan Agent may sell all rights received on Plan Shares held of record by the Plan Agent as custodian and if such rights are sold, the Company will, on the next Investment Date, invest the proceeds of sale in additional shares of Stock which will be retained by the Plan Agent as custodian and credited proportionately to the accounts of the Participants. Participants who wish to exercise such rights must request the Plan Agent to issue a share certificate to the Participant as provided in Section 12 above. Such request must be made prior to the record date for exercising such rights.

The Company may in its discretion authorize the Plan Agent to temporarily suspend transaction processing pending the completion of any stock dividend, stock split, rights offering or other transaction.

14. AVAILABLE SHARES

As of January 8, 2008 there shall be available for sale to participants under the Plan 100,000 shares of Stock (whether such shares are original issue or treasury shares acquired from the Company or shares which are acquired by the Plan Agent in the open market), which number shall be subject to an automatic proportionate upward adjustment in order to reflect any change in the number of issued and outstanding shares of Stock which results from a future stock dividend, stock split or similar transaction. The Company may at any time and from time to time by amendment to the Plan increase the number of shares of Stock available for sale to participants under the Plan.

15. AMENDMENT OR DISCONTINUANCE OF THE PLAN

The Company may amend, supplement, suspend, modify or terminate the Plan at any time, including the period between a dividend record date and dividend payment date, without the approval of the Participants. Written notice of any suspension, termination, material amendment or modification shall be sent to all Participants, who shall in all events have the right to withdraw from the Plan. Any such amendment, suspension, modification or termination shall conclusively be deemed to be accepted by a participant, unless, before the effective date of any such amendment as set forth in the notice, the plan administrator receives written notice of termination of the participant’s account in accordance with Section 13 of the Plan.

The Company shall have the right at any time upon written notice to a Participant to suspend or terminate such Participant’s participation in the Plan if it determines in its sole discretion that suspension or termination is appropriate because shares of Stock may not lawfully be offered or sold in the state in which the Participant resides or that the Participant is using the Plan for purposes inconsistent with the intended purpose of the Plan, or for any other reason. In the event that a Participant’s right to participate in the Plan is terminated, the Participant shall be treated as though a notice to withdraw from the Plan had been received pursuant to Section 13 of the Plan on the effective date of such termination.

16. INTERPRETATION OF THE PLAN

The Plan, the Authorization Form and the Participants’ accounts shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and applicable state and federal securities laws. Any question of interpretation arising under the Plan will be determined by the Board of Directors of the Company pursuant to applicable federal and state laws and the rules and regulations of all regulatory authorities, and such determination shall be final and binding on all Participants. The Company may adopt rules and regulations at any time to facilitate the administration of the Plan.